SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

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                   OF THE SECURITIES EXCHANGE ACT OF 1934

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                                AMTRAN, INC.
              (Name of Registrant as Specified in Its Charter)

  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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                                                                          2


May 16, 2001


Dear Fellow Employee:


Today the company announced that the Board of Directors is considering a proposal to take the company private through a purchase of all the outstanding publicly held stock of the company. A copy of our press release is attached.

If the transaction is completed, Amtran would become a private company, although we would still have public debt. Thus, we would continue to file financial results and other disclosures with the SEC much as we do today. The Boeing Company and International Lease Finance Corp. would continue to hold substantial preferred stock investments in the company.

The next several years will be an exciting and pivotal time for our company as we focus on bringing about the major changes necessary to successfully position ATA for the long term:

     o The complete replacement of our fleet with brand new aircraft beginning May 31st of this year;

     o    The completion of new terminal facilities at Midway;

     o    Strategic, disciplined growth in our scheduled service markets;

     o The repositioning of the company as a relevant carrier for business as well as leisure travel;

     o Expanding our scheduled service frequency, while de-emphasizing costlier and more far-flung markets.


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                                                                          3


This effort will involve a whole new identity, product and service enhancements. If this proposal is implemented, it will allow ATA to focus on the implementation of these important strategic goals without having also to address the short-term expectations of the financial markets.

To finance the transaction, Salomon Smith Barney Inc., Citicorp USA, Inc., the world's largest aviation lender, and Bank One, NA have provided a commitment for a new credit facility. This credit facility will provide financing both for the transaction and for working capital and capital expenditures after the transaction closes. I believe that this facility, together with our other financial resources will allow us to maintain a strong financial base.

A special independent director committee of the Board of Directors has been appointed to consider this proposal. If it is approved, the proposal will be submitted to shareholders for approval and each of you will receive a proxy statement which explains the details of the transaction.

Why take the company private now? As I said, taking the Company private at this time will allow us to focus all our efforts on the implementation of our strategic goals. Moreover, given our small public stock ownership and limited trading volumes, the Company is not today enjoying all of the benefits usually associated with being a public company.

Is Amtran alone in considering such an alternative? No, quite to the contrary. On May 11, 2001, USA Today's cover story addressed this issue in some detail. Would Amtran remain a private company long term? If and when financial markets become more



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                                                                          4


favorable, our Board would certainly consider all options that could benefit the company, as indeed they always have.

Are any management changes contemplated as a result of this proposal? None whatsoever. I am more proud than ever of our entire management team and the integrity with which they continue to build Amtran's long-term strength and value.

As the process continues over the next several months, we will make public announcements of each significant milestone, so that all of you are kept up to date on the status of the transaction. However, we are now entering what the lawyers call a "quiet period" and therefore I will be limited in my ability to discuss the transaction or comment on announcements, other than in a public forum.

In the meanwhile, my thanks to all of you as well for your hard work and loyalty to ATA. As long as all of us continue to strive to ensure our company's ultimate success, we will all benefit and prosper together.



Sincerely,

/s/ George Mikelsons

George Mikelsons


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                                                                          5


Important Legal Information

In connection with the proposed going private merger transaction, a proxy statement will be filed with the SEC by Amtran. Investors and security holders are urged to read the proxy statement regarding the merger when it becomes available because it will contain important information. Investors and security holders may obtain a free copy of the proxy statement when it becomes available and other documents filed or furnished by Amtran with the SEC at the SEC's web site at www.sec.gov. The proxy statement and other documents filed or furnished by Amtran may also be obtained for free by directing a request to Kenneth K. Wolff at (317) 247-4000 direct.

Amtran and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of Amtran in favor of the merger. The directors and executive officers of Amtran include the following: J. George Mikelsons, John P. Tague, James W. Hlavacek, Kenneth K. Wolff, Robert A. Abel, William P. Rogers, Jr. and Andrejs P. Stipnieks. As of March 29, 2001, J. George Mikelsons owned 8,271,200 shares of Amtran common stock. Collectively, as of March 29, 2001, the directors and executive officers of Amtran other than Mr. Mikelsons may be deemed to beneficially own approximately 8.4% of the outstanding shares of Amtran common stock. Security holders of Amtran may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.


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                                                                          6

          Company Contacts: Ken Wolff, Chief Financial Officer 317/240-7087
                                  Kim Wick, Investor Relations 877/834-0606


                  AMTRAN ANNOUNCES GOING PRIVATE PROPOSAL;
     Amtran Board of Directors to Adjourn Annual Shareholders' Meeting

INDIANAPOLIS, May 16

Going Private Proposal from Majority Shareholder

Amtran, Inc. (Nasdaq: "AMTR" - NEWS), parent company of American Trans Air, Inc., announces that J. George Mikelsons, its Chairman, founder and majority shareholder, has delivered a proposal to the Amtran Board of Directors to acquire, subject to certain conditions, all the outstanding shares of common stock of Amtran not currently owned by Mr. Mikelsons. Under this proposal, Amtran shareholders (other than Mr. Mikelsons) would receive $21 in cash, without interest, for each share of Amtran common stock they own. Mr. Mikelsons currently owns approximately 72% of the outstanding common stock of Amtran. A copy of Mr. Mikelsons' letter is attached to this press release.

As stated in his proposal letter, Mr. Mikelsons believes that taking Amtran private at this time will allow management to focus on the implementation of important strategic goals without having also to address the short-term expectations of the public equity markets. Moreover, given Amtran's small public stock ownership and limited trading volumes, Amtran is not today enjoying all of the benefits usually associated with being a public company.

The Amtran Board of Directors has referred Mr. Mikelsons' proposal to a special independent director committee of the Board of Directors, so that the committee can consider the proposal and make a recommendation to the full Board of Directors. This special independent director committee has engaged Sullivan & Cromwell as its legal advisor in order to assist in evaluating the proposal and is in the process of selecting a financial advisor.

In connection with the proposal, International Lease Finance Corporation, which holds $30 million of convertible preferred stock of Amtran, has agreed to retain most of its preferred stock. The transaction will not affect the existing $50 million preferred stock investment held by Boeing Capital Corporation, a subsidiary of The Boeing Company.

In connection with the proposed transaction, Salomon Smith Barney Inc., Citicorp USA, Inc. and Bank One, NA have provided a commitment, subject to customary conditions, for a $175 million secured revolving credit facility. A portion of this facility may be used to finance the proposed acquisition.

Adjournment of Annual Meeting

The Amtran Board of Directors has determined that the annual meeting scheduled for May 29, 2001, should be adjourned to allow the Board and the special independent director committee time to consider Mr. Mikelsons' proposal. Therefore, the only item of business that will be taken up at the May 29, 2001 meeting will be a motion to adjourn the meeting to a later date. All proxies received in connection with the annual meeting (and not revoked) will be voted in favor of adjournment. The Board of Directors will announce the date and time of the adjourned annual meeting and may set a new record date for determining holders entitled to vote.

Mr. Mikelsons is being advised by Salomon Smith Barney Inc., as financial advisor, and Cravath, Swaine & Moore and Baker & Daniels, as legal advisors.

Amtran employs over 7,800 people. Amtran's common stock trades on the Nasdaq Stock Market under the symbol "AMTR". American Trans Air, Inc. now in its 28th year of operation, is the nation's 10th largest passenger carrier, based on revenue passenger miles. Amtran operates significant scheduled service from Chicago-Midway and Indianapolis to 30 destinations and has a fleet of 56 aircraft, including 24 Boeing 727s, 15 Boeing 757s, and 17 Lockheed L-1011s. Chicago Express Airlines, Inc., Amtran's wholly-owned commuter airline, operates nine Saab 340Bs. The entire fleet is supported by Amtran's own maintenance and engineering facilities in Indianapolis and Chicago-Midway and maintenance support stations worldwide. You can learn more about Amtran by visiting its website at: http://www.ata.com/.


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                                                                          7


AMTRAN ANNOUNCES GOING PRIVATE PROPOSAL


This press release is also available on the Amtran website: www.ata.com.

Important Legal Information

If a merger agreement is entered into with respect to the proposed transaction, a proxy statement will be filed with the SEC by Amtran, Inc. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION IF AND WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement if and when it becomes available and other documents filed with, or furnished to the SEC by Amtran at the SEC's web site at http://www.sec.gov/. If and when it becomes available, the proxy statement and other documents filed with, or furnished to, the SEC by Amtran may also be obtained for free by directing a request to Mr. Kenneth K. Wolff at (317) 247-4000.

In connection with any such proxy statement, Amtran and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of Amtran in favor of the proposed transaction. The directors and executive officers of Amtran include the following: J. George Mikelsons, John P. Tague, James W. Hlavacek, Kenneth
K. Wolff, Robert A. Abel, William P. Rogers, Jr. and Andrejs P. Stipnieks. As of March 29, 2001, Mr. Mikelsons owned 8,271,200 shares of Amtran common stock. Collectively, as of March 29, 2001, the directors and executive officers of Amtran other than Mr. Mikelsons may be deemed to beneficially own approximately 8.4% of the outstanding shares of Amtran common stock. Security holders of Amtran may obtain additional information regarding the interests of such participants by reading the proxy statement if and when it becomes available.

Caution Concerning Forwarding-Looking Statements: This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Amtran management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. The forward-looking statements contained herein include statements about the proposed transaction. The following factors, among others, could cause actual results to differ materially from those described herein: failure of the requisite number of Amtran shareholders to approve the proposed transaction; the inability to obtain financing to pay the proposed transaction consideration; the costs related to the proposed transaction; litigation challenging the proposed transaction; and other economic, business, competitive and/or regulatory factors affecting Amtran's businesses generally. More detailed information about those factors is set forth in filings made by Amtran with the SEC. Amtran is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.


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                                                                          8


                                           May 16, 2001


Board of Directors
Amtran, Inc.
7337 West Washington Street
Indianapolis, Indiana 46251

Dear Board Member:

     I am pleased to inform you of a proposal to acquire all the outstanding shares of the common stock ("Common Stock"), without par value, of Amtran, Inc. (the "Company") which I do not currently own at a price of $21 per share in cash. I propose that this acquisition be effected through the merger of the Company with a special-purpose company to be formed by me, with the Company as the surviving corporation. I propose that all outstanding stock options other than those held by senior management of the Company would be cashed out as part of the proposed transaction for payments equal to the difference between the exercise price and the transaction price.

     I believe this proposal will deliver substantial value to the public shareholders of the Company. The price of $21 per share of Common Stock represents a premium of 66.0% to the closing price of shares of Common Stock on the Nasdaq National Market yesterday and a 110.8% premium over the closing price of shares of Common Stock on the Nasdaq National Market on April 16, 2001. I note also that the proposed price per share is a premium of 23.6% to the 52-week high of shares of Common Stock.

     I believe that taking the Company private at this time will allow management to focus on the implementation of important strategic goals without having also to address the short-term expectations of the public equity markets. Moreover, given the Company's small public stock ownership and limited trading volumes, the Company is not today enjoying all of the benefits usually associated with being a public company.

     This proposal is conditioned on (i) negotiation of a satisfactory merger agreement containing provisions customary in transactions of this type, (ii) the approval and recommendation of this proposal by a special independent director committee of the Board of Directors, (iii) approval of the transactions contemplated by this proposal by the holders of a majority of the shares of Common Stock (other than shares owned by me) voted at the meeting at which the transactions are submitted to the shareholders, (iv) receipt of financing in an amount sufficient to pay merger consideration and related fees and expenses, (v) the senior officers of the Company consenting to a modification of the terms of their options to provide that they will remain outstanding following the proposed transaction and (vi) implementation of a satisfactory agreement with International Lease Finance Corporation ("ILFC") pursuant to which it would maintain most of its existing investment in shares of the convertible Series B Preferred Stock of the Company.

     In connection with this proposal, ILFC has agreed, among other things, not to convert its existing shares of Series B Preferred Stock, and the Company has agreed to repurchase at the closing of the proposed transaction between 5 and 10% (with the amount to be determined by the Company) of ILFC's shares of Series B Preferred Stock at a price reflecting the price paid to holders of Common Stock in the proposed transaction. In addition, the Company has agreed to lease an additional Boeing 737-800 from ILFC beginning in 2004 and to certain modifications to the terms of the Series B Preferred Stock. These commitments are subject to board approval and would only take effect upon completion of the proposed transaction.

     To finance the proposed transaction, Salomon Smith Barney Inc. and Citicorp USA, Inc. have provided a commitment letter, subject to customary conditions, for a $175 million secured credit facility. A portion of this facility may be used to pay merger consideration and fees and expenses in connection with the proposed transaction, while the remainder is to be used for the general corporate purposes of the Company and its subsidiaries.

     I wish to make clear that I do not expect to sell any of my shares of Common Stock in connection with the proposed transaction. Moreover, I do not presently have an interest in selling any of my shares of Common Stock to a third party.


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                                                                          9


     I am prepared to proceed expeditiously with the proposed transaction and look forward to discussing it with the special independent director committee and its advisors at their earliest convenience. I trust that you will give this proposal your prompt attention. I reserve the right to amend or withdraw this proposal in my sole discretion at any time and from time to time.


                                           Sincerely,

                                           /s/ J. George Mikelsons